SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of report (Date of earliest event reported):
                                 March 10, 2004

                            Critical Home Care, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
                 (State or Other Jurisdiction of Incorporation)

                 000-31249                        88-0331369
           (Commission File Number)     (IRS Employer Identification No.)

            762 Summa Avenue, Westbury, New York                 11590
          (Address of Principal Executive Offices)           (Zip Code)

                                 (516) 997-1200
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)








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Item 5.         Other Events

     Critical Home Care, Inc. ("the Company") has signed a non-binding letter of intent with certain unaffiliated persons to acquire their company which has a binding agreement to purchase all of the capital stock of a privately held company ("Target") engaged in the healthcare industry. Our letter of intent for this potential acquisition is contingent upon, among other things, our arranging adequate financing, completion of due diligence, obtaining a fairness opinion, audited financial statements of Target, execution of a definitive merger agreement, execution of employment agreements of senior management of Target and approval of our respective Boards of Directors. The proposed purchase price is approximately 20 million shares of Common Stock. Up to 8 million additional shares of Common Stock are issuable upon the exercise of stock options to be granted as bonus compensation. In connection with the Company's proposed acquisition, it paid the sellers a potentially refundable fee of $300,000 in consideration for their agreement not to solicit or engage in negotiations with anyone else through May 15, 2004, for the sale of Target. This payment was part of a bridge loan made to the Company on March 11, 2004. The Bridge loan is for $1.5 million, is evidenced by a 12% Subordinated Promissory Note due June 12, 2004, unless prepaid. If the Note is repaid before the maturity date the Company shall pay a 1% termination fee to the lender, unless the acquisition is not completed. The bridge lender received warrants to purchase 250,000 shares of Common Stock exercisable for 7 years at $.50 per share.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                        CRITICAL HOME CARE, INC.
                                                       (Registrant)

Date: March 15, 2004                                    By:

                                                         /s/ David Bensol
                                                         ----------------------
                                                         David Bensol, President